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                                                                      Exhibit 21


                         Subsidiaries of the Registrant
                         ------------------------------


     RRF Limited Partnership, a Delaware limited partnership.

         Yuma Hospitality Properties, Ltd., an Arizona limited partnership.

         Northern Phoenix Investment Limited Partnership, an Arizona limited partnership.

         Tucson Hospitality Properties, Ltd., an Arizona limited partnership.

         Baseline Hospitality Properties, Ltd., an Arizona limited partnership.

         Ontario Hospitality Properties Limited Partnership, an Arizona limited partnership.

         Tucson St. Mary's Suite Hospitality LLC, an Arizona limited liability company.

     RRF Sub Corp., an Arizona corporation.